Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form F-3) and related Prospectus of CureVac N.V. for the registration of common shares, debt securities, warrants, subscription rights, purchase contracts and units and to the incorporation by reference therein of our report dated April 27, 2021, with respect to the consolidated financial statements of CureVac N.V. included in its Annual Report (Form 20-F) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft

Stuttgart, Germany
September 17, 2021